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Shiner International, Inc. Announces Completion of Shineway Product Testing and First Customer Order

Haikou, CHINA - May 11, 2010 – Shiner International, Inc. (Nasdaq: BEST), an emerging global supplier of coated film and advanced packaging products, today announced that product testing on the company’s EH film, which is a PET base film with a PVDC coating, by Shineway Group has been completed and Shiner International has received an initial order from Shineway Group, the largest meat product manufacturer in China. The order is for 91 tons of the Company’s EH film with delivery to occur in June. This initial order is worth approximately $300,000.

“Our commitment to ensuring the quality of our coated film packaging, coupled with our unparalleled technical advantages, made us attractive to Shineway,” said Qingtao Xing, C.E.O. of Shiner. “Our business relationship with Shineway is an important development in our market and customer expansion of our coated film business. We are encouraged that Shiner’s EH coated film met Shineway’s stringent product testing requirements and it is our expectation to leverage this opportunity throughout the domestic processed meat industry.”

About Shiner International, Inc.

Shiner International is engaged in the research and development, manufacture and sale of flexible packaging material. Products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. The Company's flexible packaging products are used by manufacturers in the food and consumer products industry to preserve texture, flavor, hygiene, and convenience and safety of their products. The Company was founded in 1990 and is headquartered in Haikou, China.

Approximately 69% percent of Shiner's current customers are located in China with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 15 patents on products and production equipment, and has an additional eight patent applications pending. The Company's flexible packaging meets the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000. Additional information on Shiner International is available at www.shinerinc.com.

Safe Harbor Statements

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission.

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      Contact:

            Shiner International, Inc.
Jeffrey T. Roney
Chief Financial Officier
Email: jeffrey.roney@shinerinc.com
Phone : (434) 531 4146